Exhibit 4.4

STOCKHOLDERS AGREEMENT

BY AND AMONG

CCIB HOLDCO, INC.

AND

THE STOCKHOLDERS SIGNATORY HERETO OR WHO HEREAFTER ACQUIRE

CAPITAL STOCK OF THE COMPANY

DATED AS OF

NOVEMBER 4, 2011

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”), dated as of November 4, 2011, is entered into by and among CCIB Holdco, Inc., a Delaware corporation (the “Company”), and each holder of capital stock of the Company signatory hereto (the “Initial Stockholder Parties”) and each other Person who after the date hereof acquires capital stock of the Company and becomes a party to or bound by this Agreement, whether by executing a Joinder Agreement or otherwise (such Persons, collectively with the Initial Stockholder Parties, the “Stockholder Parties”).

RECITALS

WHEREAS, the Initial Stockholder Parties and the other parties hereto deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings given to them in this Article I.

“ABL Facility” means that certain Loan and Security Agreement dated as of November 4, 2011, among Installed Building Products, LLC, a Delaware limited liability company, Installed Building Products II, LLC, a Delaware limited liability company, each borrowing Subsidiary party thereto as Borrowers, certain guarantying Subsidiaries party thereto as Guarantors, the financial institutions party thereto from time to time as Lenders, and Bank of America, N.A., a national banking association, as Agent for the Lenders, as amended from time to time, or any successor facility.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. The terms “controls,” “controlled” and “common control with” mean the ability, by ownership of voting securities, contract, agreement or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person.

“Agreement” is defined in the Preamble.

“Annual Budget” is defined in Section 2.5(b).

“Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Entity, (ii) any consents or approvals of any Governmental Entity and (iii) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Entity.

“Board” is defined in Section 2.1(a).

“Board Take Over Event” means the occurrence of any of (i) a Put Default; (ii) a Redemption Default; (iii) Jeff Edwards (or a successor acceptable to Cetus in its sole reasonable discretion) shall cease to be the Chief Executive Officer of the Company for any reason; (iv) the Company fails to achieve the Projected EBITDA for any Fiscal Year, as certified by the Company’s chief financial officer within ninety (90) days after the end of such Fiscal Year; or (v) the Company or any Subsidiary receives notice of an Event of Default (as defined in the ABL Facility) under Section 11.1(a) of the ABL Facility that remains uncured or not waived for ten (10) days or there is any acceleration of the Company’s or any Subsidiary’s obligations thereunder; provided, however, that in the event that the Company achieves EBITDA of at least $22,500,000 for a Fiscal Year, then the Board Take Over Event described in clause (iv) above shall no longer apply and shall thereafter be of no further force and effect.

“Board Take Over Right” is defined in Section 2.1(d).

“Business” means the manufacturing, distribution, sale and installation of building products for the residential and commercial building industry in the United States.

“Business Day” means any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required to close.

“By-laws” means the by-laws of the Company, as amended, modified, supplemented or restated from time to time in accordance with Applicable Law and the terms of this Agreement.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as filed on October 28, 2011 with the Secretary of State of the State of Delaware and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Cetus” means Cetus Capital II, LLC, and its Permitted Transferees.

“Cetus Directors” is defined in Section 2.1(a)(i).

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” is defined in the preamble.

“Company Sale” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (i) any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Common Stock or (ii) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries (if any), on a consolidated basis, to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith).

“Company Stock” means the Common Stock and the Series A Preferred Stock and any other shares of capital stock or Share Equivalents of the Company.

“Competitor” means any Person that directly competes with the Company in the Business (or any portion thereof), as determined in the good faith determination of the Board.

“Delay Condition” mean any of the following: (i) the Company is prohibited from purchasing any First Lien Shares by any Financing Document or by Applicable Law; (ii) the purchase of any First Lien Shares would result in the occurrence of an event of default under any Financing Documents; or (iii) the Company and its Subsidiaries are unable to obtain (after using best efforts to obtain) sufficient assets to consummate the purchase of the Put First Lien Shares.

“Delay Condition Notice” is defined in Section 3.2(b)(iv).

“Director” is defined in Section 2.1(a).

“Drag-along Notice” is defined in Section 3.3(a).

“Drag-along Sale” is defined in Section 3.3(a).

“Drag-along Stockholder” is defined in Section 3.3(a).

“Dragging Stockholder” is defined in Section 3.3(a).

“EBITDA” has the meaning ascribed to such term in the ABL Facility.

“Edwards Director” is defined in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Exchange Agreement” means the Recapitalization and Exchange Agreement by and between the Company and Cetus dated as of even date herewith, and the schedules and exhibits thereto.

“Excluded Issuances” means any issuance of shares of Company Stock or Share Equivalents (i) to an employee, officer, director, consultant or agent of the Company or any of its Subsidiaries pursuant to a stock option plan, equity-based employee benefit plan or other equity-based compensation arrangement approved by the Board; (ii) pursuant to a stock split, subdivision or similar transaction or dividend applicable to all of the Common Stock or Series A Preferred Stock, as applicable; (iii) as payment-in-kind dividends; (iv) pursuant to an Initial Public Offering; (v) pursuant to a reclassification of shares of Company Stock or Share Equivalents; (vi) pursuant to the exercise of any option, warrant or other derivative securities issued pursuant to clause (i) above; (vii) as consideration for an acquisition of another business or Person (including pursuant to a merger or reorganization) approved by the Board (including specifically the Cetus Directors); or (viii) to a lender or any one or more of its Affiliates solely in connection with any debt financing transaction involving the Company approved by the Board (including specifically the Cetus Directors), in each case above, approved in accordance with Applicable Law and the provisions of this Agreement, including, to the extent applicable, Section 2.3.

“Exercise Period” is defined in Section 4.1(c).

“Exercising Stockholder” is defined in Section 4.1(d).

“Fair Market Value” with respect to the First Lien Shares, means as of any date of determination the amount that the holder of such First Lien Shares would receive in respect of such First Lien Shares if the Company and its Subsidiaries were sold as a going concern for its then fair market value, as determined in good faith by a nationally recognized investment banking, accounting or valuation firm (mutually agreeable to the holders of a majority of the outstanding First Lien Shares and the Majority Holders holding at least a majority of the shares of Common Stock held by the Majority Holders), taking into account such factors as such firm deems appropriate, including the earnings and other financial information of the Company and its Subsidiaries for such time period as such firm deems is appropriate, the potential value of the Company and its Subsidiaries as a whole, the prospects of the Company and its Subsidiaries and the industries in which they compete and the general condition of the securities markets, and, after payment of all indebtedness and reasonable reserves for contingent liabilities and obligations, the remaining proceeds were distributed to the stockholders in accordance with the distribution priorities specified in the Certificate of Incorporation. For the avoidance of doubt, in determining the Fair Market Value hereunder, no discount for minority ownership or illiquidity of First Lien Shares shall be applied since Fair Market Value shall be determined based on the fair market value of the Company and its Subsidiaries as a private going concern as described in this definition, and not on the value of such First Lien Shares if they were sold separately.

“Family Group” means for any individual, such individual’s spouse, parents, descendants (including adoptive relationships and stepchildren) and the spouses of each such persons, any trust for the sole benefit of such individual, such individual’s spouse, parents, descendants (including adoptive relationships and stepchildren) or the spouses of each such persons, or any corporation, partnership or limited liability company in which the direct and beneficial owner of all of the equity interest is such individual or such individual’s spouse, parent, descendants (including adoptive relationships and stepchildren) or the spouses of each such persons.

“Financing Document” means any credit agreement, guarantee, financing or security agreement or other agreements or instruments governing indebtedness of the Company or any of its Subsidiaries.

“First Lien Director” is defined in Section 2.1(d).

“First Lien Holder” means each Stockholder Party identified on Schedule 2 hereto as a First Lien Holder, and its Permitted Transferees.

“First Lien Shares” means shares of Common Stock held by a First Lien Holder, and its Permitted Transferees.

“Fiscal Year” means for financial accounting purposes, January 1 to December 31.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Entity, the giving notice to, or registration with, any Governmental Entity or any other action in respect of any Governmental Entity.

“Governmental Entity” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (ii) public primary, secondary or higher educational institution; or (iii) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Housing Completions” shall mean the number of Housing Completions for a particular Fiscal Year as reported in the New Residential Construction Report issued by the United States Census Bureau on or about the third week of January following a particular Fiscal Year.

“Initial Public Offering” means the first offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.

“Initial Stockholder Parties” is defined in the preamble.

“Information” is defined in Section 5.1(a).

“Issuance Notice” is defined in Section 4.1(b).

“Joinder Agreement” means the joinder agreement in substantially the form of Exhibit A attached hereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, retention of title or lease for security purposes, claim, license, charge, option, right of first refusal, easement, right of way, covenant, condition, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever of any kind.

“Majority Holder” means each Stockholder Party identified on Schedule 1 hereto as a Majority Holder, and its Permitted Transferees.

“Management Holder” means each Stockholder Party who holds Management Shares, and his or her Permitted Transferees.

“Management Shares” means shares of Common Stock now or hereafter acquired by an employee of the Company or one of its Subsidiaries.

“New Securities” is defined in Section 4.1(a).

“Non-Exercising Stockholder” is defined in Section 4.1(d).

“Organizational Documents” means the By-laws and the Certificate of Incorporation.

“Over-allotment Exercise Period” is defined in Section 4.1(d).

“Over-allotment New Securities” is defined in Section 4.1(d).

“Over-allotment Notice” is defined in Section 4.1(d).

“Permitted Transferee” means a Transferee of any Company Stock pursuant to a Transfer that is permitted or made in accordance with this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Pre-emptive Pro Rata Portion” is defined in Section 4.1(c).

“Pre-emptive Stockholder” is defined in Section 4.1(a).

“Proposed Budget” is defined in Section 2.5(a).

“Projected EBITDA” means, for any period of determination, the projected consolidated EBITDA of the Company and its Subsidiaries as set forth on Exhibit B; provided, however, if there has been a material adverse change in the factors affecting the Company’s ability to achieve EBITDA, the Company and the Series A Preferred Holders will review the terms of Exhibit B and may revise them as they mutually agree.

“Put Default” is defined in Section 3.2(b)(iv).

“Put First Lien Shares” is defined in Section 3.2(b).

“Put Notice” is defined in Section 3.2(b).

“Put Purchase Price” is defined in Section 3.2(a).

“Put Right Closing Date” is defined in Section 3.2(b)(iii).

“Put Right Date” is defined in Section 3.2(a).

“Redemption Default” means the failure of the Company to redeem the Series A Preferred Stock on the Optional Redemption Date (as defined in the Certificate of Incorporation).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Second Lien Holder” means each Stockholder Party identified on Schedule 3 hereto as a Second Lien Holder, and its Permitted Transferees.

“Second Lien Shares” means shares of Common Stock held by a Second Lien Holder.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Preferred Holder” means each Stockholder Party that holds Series A Preferred Stock, and its permitted Transferees.

“Series A Preferred Stock” means the shares of Series A Preferred Stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Share Equivalents” means any rights, warrants, options, bonds, debentures, notes or other obligations directly or indirectly convertible into or exercisable or exchangeable for, any shares of capital stock of the Company of any class or series, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Stockholder Group” means a group consisting of one or more stockholders (of the same class or series or different classes or series) that have collective rights under this Agreement with respect to the Company Stock held by the stockholders of such group, including each of Cetus, the Majority Holders, the First Lien Holders, the Management Holders, the Second Lien Holders and the Series A Preferred Holders.

“Stockholder Parties” is defined in the Preamble.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (i) does not directly or indirectly own or have the right to acquire any outstanding Company Stock or (ii) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Company Stock.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Company Stock owned by a Person or any interest (including a beneficial interest) in any Company Stock owned by a Person.

ARTICLE II

MANAGEMENT AND OPERATION OF THE COMPANY

Section 2.1 Board of Directors.

(a) The Stockholder Parties agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) and that the size of the Board shall be set and remain at seven (7) directors (each, a “Director”), and shall have two (2) vacancies, except that (i) upon the exercise of the Board Take Over Right or (ii) if at any time the First Lien Holders shall hold at least a majority of the issued and outstanding shares of Common Stock, in which case such vacancies shall be filled in the manner set forth in Section 2.1(d). Subject to Section 2.1(b), Section 2.1(c) and Section 2.1(d), the Directors shall be elected to the Board in accordance with the following procedures:

(i) (A) for so long as Cetus holds, directly or indirectly, beneficially or of record, at least ten percent (10%) of the issued and outstanding shares of Common Stock, Cetus shall have the right to designate two (2) Directors, who shall initially be Robert Davis and Steven Raich; and (B) for so long as Cetus holds, directly or indirectly, beneficially or of record, at least five percent (5%) of the issued and outstanding shares of Common Stock, Cetus shall have the right to designate one (1) Director (the Directors designated pursuant to this Section 2.1(a)(i), the “Cetus Directors”); and

(ii) (A) for so long as the Majority Holders hold, directly or indirectly, beneficially or of record, in the aggregate at least forty percent (40%) of the issued and outstanding shares of Common Stock, the Majority Holders shall have the right to designate three (3) Directors, who shall initially be Jeffrey Edwards, Michael Miller and Douglas Hill; (B) for so long as the Majority Holders hold, directly or indirectly, beneficially or of record, in the aggregate at least ten percent (10%) of the issued and outstanding shares of Common Stock, the Majority Holders shall have the right to designate two (2) Directors; and (C) for so long as the Majority Holders hold, directly or indirectly, beneficially or of record, in the aggregate at least five percent (5%) of the issued and outstanding shares of Common Stock, the Majority Holders shall have the right to designate one (1) Director (the Directors designated pursuant to this Section 2.1(a)(ii), the “Edwards Directors”).

(b) Subject to Section 2.1(d), (i) in the event that Cetus ceases to hold, directly or indirectly, beneficially or of record, at least five percent (5%) of the issued and outstanding shares of Common Stock, then (x) Cetus shall cease to have the right to designate any Directors pursuant to Section 2.1(a), (y) Cetus shall immediately cause all of the Cetus Directors to resign, and (z) the holders of a majority of the Common Stock shall have the right to designate two (2) Directors to fill such resulting vacancies; and (ii) in the event that Cetus ceases to hold, directly or indirectly, beneficially or of record, at least ten percent (10%) of the issued and outstanding shares of Common Stock but holds at least five percent (5%) of the issued and outstanding shares of Common Stock, then (x) Cetus shall immediately cause one (1) of the Cetus Directors to resign, and (y) the holders of a majority of the Common Stock shall have the right to designate one (1) Director to fill such resulting vacancy.

(c) Subject to Section 2.1(d), (i) in the event the Majority Holders cease to hold, directly or indirectly, beneficially or of record, in the aggregate at least five percent (5%) of the issued and outstanding shares of Common Stock, then (x) the Majority Holders shall cease to have the right to designate any Directors pursuant to Section 2.1(a), (y) the Majority Holders shall cause all of the Edwards Directors to resign, and (z) the holders of a majority of the Common Stock shall have the right to designate three (3) Directors to fill such resulting vacancies; (ii) in the event that the Majority Holders cease to hold, directly or indirectly, beneficially or of record, in the aggregate at least ten percent (10%) of the issued and outstanding shares of Common Stock but hold, directly or indirectly, beneficially or of record, at least five percent (5%) of the issued and outstanding shares of Common Stock, then (x) the Majority Holders shall immediately cause two (2) of the Edwards Directors to resign, and (y) the holders of a majority of the Common Stock shall have the right to designate two (2) Directors to fill such resulting vacancies; and (iii) in the event that the Majority Holders cease to hold, directly or indirectly, beneficially or of record, in the aggregate at least forty percent (40%) of the issued and outstanding shares of Common Stock but hold, directly or indirectly, beneficially or of record, at least ten percent (10%) of the issued and outstanding shares of Common Stock, then (x) the Majority Holders shall immediately cause one (1) of the Edwards Directors to resign, and (y) the holders of a majority of the Common Stock shall have the right to designate one (1) Director to fill such resulting vacancy.

(d) Notwithstanding Section 2.1(a), Section 2.1(b) and Section 2.1(c), (x) for so long as Cetus holds, directly or indirectly, beneficially or of record, at least ten percent (10%) of the issued and outstanding shares of Common Stock, then from and after the occurrence of a Board Take Over Event, or (y) if at any time the First Lien Holders shall hold at least a majority of the issued and outstanding shares of Common Stock, in either such case, the First Lien Holders may, at their election, require that the two (2) vacancies on the Board shall be filled and that the Directors be elected to the Board in accordance with the following procedures (the “Board Take Over Right”):

(i) the holders of a majority of the First Lien Shares shall have the right to designate four (4) Directors, the two (2) vacancies and the two (2) Cetus Directors (the “First Lien Directors”); and

(ii) the remaining three (3) Directors shall be designated in accordance with Section 2.1(a)(ii) and Section 2.1(c).

In the event that Cetus ceases to hold at least ten percent (10%) of the issued and outstanding shares of Common Stock, then the Board Take Over Right shall terminate and be of no further force and effect, and if at such time the First Lien Holders previously had elected to exercise the Board Take Over Right, then Section 2.1(b) shall apply and the First Lien Holders shall immediately cause the First Lien Directors filling the two (2) vacancies to resign.

(e) Each Stockholder Party shall vote all shares of Company Stock over which such Stockholder Party has voting control and shall take all other necessary or desirable actions within such Stockholder Party’s control (including in its capacity as stockholder or, subject to applicable fiduciary duties, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the stockholders or by written consent in lieu of a meeting) to both cause the nomination of any such individual designated pursuant to this Section 2.1 and to elect to the Board any individual designated pursuant to Section 2.1(a), Section 2.1(b), Section 2.1(c) and/or Section 2.1(d).

(f) Each Stockholder Group shall have the right at any time to remove (with or without cause) any Director designated by such Stockholder Group for election to the Board and each other Stockholder Party shall vote all shares of Company Stock over which such Stockholder Party has voting control and shall take all other necessary or desirable actions within such Stockholder Group’s control (including in its capacity as stockholder or, subject to applicable fiduciary duties, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by such Stockholder Group that such Stockholder Group desires to remove pursuant to this Section 2.1. Except as provided in the preceding sentence, unless a Stockholder Group shall otherwise consent in writing, no other Stockholder Group shall take any action to cause the removal of any Directors designated by a Stockholder Group.

(g) Subject to Section 2.1(b), Section 2.1(c) and Section 2.1(d), in the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section 2.1(f)), the Stockholder Group who designated such individual shall have the right to designate a different individual to replace such Director and each other Stockholder Party shall vote all shares of Company Stock over which such Stockholder Party has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder or, subject to applicable fiduciary duties, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the stockholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by such Stockholder Group.

(h) The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Organizational Documents and Applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of Directors shall be composed of the same proportion of Directors as each Stockholder Group shall then be entitled to appoint to the Board pursuant to this Section 2.1; provided, that for so long as Cetus or the First Lien Holders have the right to designate a Director to the Board, any committee composed of Directors shall consist of at least one Cetus Director or First Lien Director, as applicable.

Section 2.2 Meetings of the Board of Directors.

(a) The Board will meet no less frequently than 5 times each year at such times and in such places as the Board shall designate from time to time. In addition to the regular meetings contemplated by the foregoing sentence, special meetings of the Board may be called by any Director or Initial Stockholder Party holding at least ten percent (10%) of the issued and outstanding shares of Common Stock.

(b) The Directors may participate in any meeting of the Board by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.

(c) The presence of a majority of Directors then in office shall constitute a quorum; provided, that at least one Cetus Director is present at such meeting. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the Directors.

(d) Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

(e) The Company shall pay all actual and reasonable out-of-pocket fees, charges and expenses (including reasonable travel and related expenses) incurred by each Director in connection with (i) attending the meetings of the Board and all committees thereof, and (ii) conducting any other Company business requested by the Company.

Section 2.3 Approval Rights. So long as either (i) any shares of Series A Preferred Stock are issued and outstanding or (ii) Cetus holds at least ten percent (10%) of the issued and outstanding shares of Common Stock, in addition to any vote or consent of the Board or the stockholders of the Company required by Applicable Law, without the affirmative vote or written consent of holders of (x) a majority of the issued and outstanding shares of Series A Preferred Stock (if any) and (y) a majority of the issued and outstanding First Lien Shares, the Corporation shall not, whether by merger, consolidation or otherwise, and shall not permit or cause any direct or indirect Subsidiary to, whether by merger, consolidation or otherwise, and shall not enter into any commitment to:

(a) create, or authorize the creation of, or issue shares of, any class or series of capital stock or any rights, warrants, options, bonds, debentures, notes or other obligations directly or indirectly convertible into or exercisable or exchangeable for, any shares of capital stock of any class or series, whether at the time of issuance or upon the passage of time or the occurrence of some future event, or increase the authorized number of shares of a class or series of capital stock;

(b) reclassify, alter or amend the designations, powers, preferences, rights or qualifications of any class or series of capital stock;

(c) except for Accruing Dividends (as defined in the Certificate of Incorporation), pay or declare any dividend or make any distribution on, any shares of capital stock, or set aside any funds therefor;

(d) other than (A) redemptions of the Series A Preferred Stock in accordance with the Certificate of Incorporation or (B) repurchases of shares of Common Stock in connection with the cessation of employment or service of an employee or consultant at the price per share provided for in any agreement by and between the Company and such employee or consultant, redeem or repurchase (or permit any subsidiary to redeem or repurchase) any shares of capital stock;

(e) amend, modify or waive any provision of the Certificate of Incorporation or By-laws;

(f) authorize any merger, consolidation, recapitalization, restructuring, exchange, dissolution or liquidation or approve the conveyance, sale, transfer, assignment or disposal of a majority (based on the fair market value) of its assets (excluding sales of inventory and other dispositions of assets in the ordinary course of business), except for mergers of Subsidiaries into Subsidiaries, mergers of Subsidiaries into the Company, intercompany sales of assets, and dissolutions of Subsidiaries in the ordinary course of business, provided such mergers, intercompany sales and dissolutions do not result in an adverse impact to the Company, including negative tax and/or accounting implications;

(g) enter into any transaction, contract, agreement or other arrangement with any Affiliate or related party that requires payments, individually or in the aggregate, in excess of $100,000, except in accordance with the terms in effect on the date hereof of the Management Agreement dated March 29, 2004 between IBP Holding Company and Installed Building Products, LLC through and until December 31, 2011 and of the Management Agreement dated as of October 29, 2007 by and among IBP Holding Company, Installed Building Products II, LLC and certain other parties through and until December 31, 2011, projects involving the installation of building materials, inter-Affiliate benefit plans, and the extension and/or renewal of real estate leases in existence as of the date hereof, in each case so long as they are no less favorable to the Company than could be obtained on an arm’s length basis from an unrelated third party;

(h) enter into any contract that requires payments in excess of $250,000 per annum, except for contracts with vendors and suppliers, insurance premiums and the financing thereof, licensing and performance bonds obtained in the ordinary course of business, benefit plans, and contracts and transactions otherwise excepted in subsections (g), (j), (k) and (m);

(i) increase or decrease the authorized number of directors constituting the Board;

(j) enter into, renew or guarantee any debt instrument that requires or may require payments in excess of $250,000 individually or $1,000,000 in the aggregate, except for insurance premium financing, intercompany debt among the Company and its Subsidiaries or among

Subsidiaries of the Company, letters of credit, contracts and transactions otherwise excepted in subsections (g), (h), (k) and (m) or any debt instrument the proceeds of which will be used solely to redeem the Series A Preferred Stock as required by Article Fourth, Section 5(c)(i) of the Certificate of Incorporation;

(k) enter into any new rental agreements, sub-lease and lease-back, in each case after the date of this Agreement, that requires or may require annual payments in excess of $100,000 individually or $1,000,000 in the aggregate, except for lease renewals, capital leases in compliance with subsection (m) below and contracts and transactions otherwise excepted in subsection (h);

(l) (A) approve or adopt the Annual Budget, and any material amendments and supplements thereto, or operate other than in material compliance with such Annual Budget and annual financial plan; (B) make any material change to the nature of the Company’s business; or (C) enter into any business other than such business, in each case, except as expressly contemplated by the then-effective Annual Budget of the Company and except to engage in activities incidental thereto, similar, related or complimentary businesses, or businesses not substantially different from the lines of the Company’s business as conducted on the date of this Agreement;

(m) increase the capital expenditure amounts contained in the Annual Budget by more than 15% and incur any individual capital expenditure items (including multiple payments for the same item) totaling more than $200,000 per year, except for existing operating leases and rents that may be converted to capital leases in order to comply with proposed GAAP pronouncements which may be issued in the future;

(n) appoint or remove (with or without cause), enter into or amend any material term of (i) any employment agreement or arrangement with, (ii) the compensation (including salary, bonus, deferred compensation or otherwise) or benefits of, (iii) any stock option, employee stock purchase or similar equity-based award to, (iv) any benefit, severance or other similar plan (except for benefit plans available to employees generally) of, or (v) any bonus payments to, any officer, or any employee with aggregate annual compensation in excess of $175,000 (other than commission-based salespersons);

(o) create, authorize, adopt or amend any stock option plan, other equity-based compensation arrangement, equity incentive compensation plan or any individual non-equity incentive compensation plan or arrangement under which the value of the incentive under the plan or arrangement is expected to exceed $500,000 in any fiscal year, except amendments necessary to comply with law;

(p) change the tax status of the Company or make any material tax election;

(q) appoint or remove the Company’s auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP);

(r) make any loan, advance or capital contribution to any Person in excess of $100,000 individually or $500,000 in the aggregate, except for any loan, advance or capital contribution made in the ordinary course of business to a direct or indirect wholly-owned subsidiary of the Company or Suburban Insulation, Inc.; or

(s) make any investment in any other Person in excess of $100,000 individually or $1,000,000 in the aggregate, except for any investment made in the ordinary course of business to a direct or indirect wholly-owned subsidiary of the Company or Suburban Insulation, Inc.

Notwithstanding anything to the contrary contained in Section 2.3(d) above or in Article Fourth, Section 5(e)(iv) of the Certificate of Incorporation, the Series A Preferred Holders hereby consent to repurchases of equity in connection with mandatory obligations to purchase in accordance with that certain Shareholders Agreement dated September 19, 2005 of Suburban Insulation, Inc., a Pennsylvania corporation.

Notwithstanding anything to the contrary contained in Section 2.3(n) above or in Article Fourth, Section 5(e)(xi) of the Certificate of Incorporation, the Series A Preferred Holders hereby consent to the payout of the bonuses no later than March 15, 2012 in the amounts listed on Schedule 2.3 hereto.

Notwithstanding anything to the contrary contained in Sections 2.3(b) or (e) or in Article Fourth, Section 5(e)(ii) or (v) of the Certificate of Incorporation, the Series A Preferred Holders hereby consent to the filing of a Certificate of Amendment to the Certificate of Incorporation immediately following the date hereof to delete the reference to “$25,263.251” in the definition of “Series A Preferred Original Issue Price” in the Certificate of Incorporation and replace it in its entirety with “$25,245.2862”.

Section 2.4 Subsidiaries. With respect to any Subsidiary that is now existing or hereafter acquired or established in accordance with the terms of this Agreement, upon the written request of Cetus or the First Lien Holders holding at least a majority of the First Lien Shares (after consultation with the Company), the Stockholder Parties shall have the same management, voting and board of director representation rights with respect to such Subsidiary as the Stockholder Parties have with respect to the Company. The Stockholder Parties shall, and shall cause their Director designees to, take all such actions as may be necessary or desirable to give effect to this provision.

Section 2.5 Annual Budget.

(a) No later than twenty (20) days prior to the commencement of each Fiscal Year of the Company (except that for Fiscal Year 2012, such period shall be extended until thirty (30) days after the commencement of Fiscal Year 2012), the Chief Executive Officer shall prepare and deliver to each Series A Preferred Holder a proposed annual budget and financial plan for the next Fiscal Year of the Company and its Subsidiaries (as further described below, a “Proposed Budget”). Each Proposed Budget shall include with respect to the period covered thereby:

(i) an executive summary (A) outlining the business strategy and budgeted and forecasted financial information for the upcoming period and (B) containing a detailed statement setting forth the overall plan for the business of the Company and its Subsidiaries for the upcoming period, including proposed acquisitions, divestitures, financings and re-financings (in all cases, to the extent then known or reasonably anticipated);

(ii) a proposed annual budget and financial plan covering the Company and its Subsidiaries;

(iii) estimated financing needs and estimated financing costs; and

(iv) EBITDA projections.

(b) The Series A Preferred Holders shall promptly review the Proposed Budget and, if applicable, provide the Chief Executive Officer with any comments or requested changes to such Proposed Budget. The Chief Executive Officer shall thereafter promptly submit a revised Proposed Budget to the Series A Preferred Holders incorporating or otherwise addressing the requested changes. The Series A Preferred Holders holding at least a majority of the shares of Series A Preferred Stock shall approve or disapprove such revised Proposed Budget by no later than the first Business Day which is forty-five (45) days after its receipt of the initial Proposed Budget. Any Proposed Budget approved by the Series A Preferred Holders in accordance with this Section 2.5 shall become the annual plan for the next Fiscal Year of the Company and its Subsidiaries (any Proposed Budget approved in total by the Series A Preferred Holders for any Fiscal Year, an “Annual Budget”).

(c) If the Company and the Series A Preferred Holders have not reached an agreement as to the Annual Budget for any Fiscal Year within thirty (30) days after the commencement of such Fiscal Year (except that for Fiscal Year 2012, such period shall be extended until eighty (80) days after the commencement of Fiscal Year 2012), then as to any disputed budget line item, such amount will be equal to the product of (i) a fraction, the numerator of which is the Annual Budget portion of the Annual Budget for the immediately preceding Fiscal Year (exclusive of any non-recurring capital expenditures or any items that were not ordinary course expenditures) and the denominator of which is the amount of sales of the Company for such preceding Fiscal Year and (ii) the projected sales for such disputed Fiscal Year, but only with respect to such disputed budget line item and only until such time as the Company and the Series A Preferred Holders reach an agreement on the amount to be allocated to such disputed budget line item; provided, however, if projected sales is the amount that the Company and the Series A Preferred Holders have not reached an agreement on as to the Annual Budget for any Fiscal Year, then one hundred three (103%) of the amount of actual sales of the Company for the immediately preceding Fiscal Year shall be controlling for projected sales until such time as the Company and the Series A Preferred Holders reach an agreement on the amount to be allocated to such disputed budget line item.

Section 2.6 Cessation of Dividends. Upon the exercise of the Board Take Over Right in accordance with Section 2.1(d), Cetus hereby agrees to provide its consent to waive any Accruing Dividends (as defined in the Certificate of Incorporation) pursuant to Article Fourth Section 5(a) of the Certificate of Incorporation from the date of such exercise.

ARTICLE III

TRANSFER OF INTERESTS

Section 3.1 General Restrictions on Transfer.

(a) Except as permitted pursuant to Section 3.1(b) or in accordance with the procedures described in Section 3.2 or Section 3.3, each Stockholder Party agrees that such Stockholder Party will not, directly or indirectly, voluntarily or involuntarily, Transfer any of its Company Stock.

(b) The provisions of Section 3.1(a), Section 3.1(f), Section 3.1(g), Section 3.2 and Section 3.3 shall not apply to any of the following Transfers by any Stockholder Party of any of its Company Stock, (i) in the case of any Stockholder Party, to an Affiliate of such Stockholder Party as long as such Affiliate is not a Competitor or an Affiliate of a Competitor, and (ii) in the case of a Stockholder Party that is an individual, to a member of the Family Group of such Stockholder Party for bona fide estate planning purposes provided that such Stockholder Party retains voting control over such Company Stock, in each case, so long as the Person to whom such Company Stock is Transferred executes a Joinder Agreement.

(c) In addition to any legends required by Applicable Law, each certificate representing the Company Stock shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

(d) Prior notice shall be given to the Company by a Stockholder Party of any Transfer (whether or not to a Permitted Transferee) of any Company Stock. Prior to consummation of any Transfer by any Stockholder Party of any of its Company Stock, such party shall cause the transferee thereof to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Stockholder Party of any of its Company Stock, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof, whether or not such transferee executes and delivers a Joinder Agreement.

(e) Notwithstanding any other provision of this Agreement, each Stockholder Party agrees that it will not, directly or indirectly, Transfer any of its Company Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if reasonably requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act; (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(f) Except for Transfers permitted by Section 3.1(b) above, for so long as either (i) Cetus holds at least ten percent (10%) of the issued and outstanding shares of Common Stock or (ii) there is any Series A Preferred Stock issued and outstanding, no Stockholder Party other than the Series A Preferred Holders and the First Lien Holders shall Transfer any Company Stock without the prior written consent of Cetus.

(g) No Series A Preferred Holder or First Lien Holder shall Transfer any Series A Preferred Stock or First Lien Shares, as applicable, to any Competitor or any Affiliate of a Competitor without the prior written consent of the Majority Holders holding at least a majority of the shares of Common Stock held by the Majority Holders; provided, however, that the restriction contained in this Section 3.1(g) shall not apply from and after the occurrence of a Redemption Default or a Put Default or in connection with a Drag-along Sale pursuant to Section 3.3.

(h) Any Transfer or attempted Transfer of any Company Stock in violation of this Agreement shall be null and void ab initio, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Company Stock for all purposes of this Agreement.

(i) The Company shall not (i) issue any shares of Common Stock upon the exercise of any stock options granted to any Person pursuant to any stock option plan, employee benefit plan or other compensation arrangement approved by the Board, unless such Person shall have executed and delivered to the Company, as a condition precedent to such issuance, a Joinder Agreement accepting the rights and obligations set forth in this Agreement, and designating an address for notices to such Person required or permitted hereunder; or (ii) register a Transfer of shares of Company Stock by any Stockholder Party, unless the transferee of such transferred Company Stock shall have executed and delivered to the Company, as a condition precedent to such Transfer, a Joinder Agreement accepting the rights and obligations set forth in this Agreement to the extent applicable to the transferor of such transferred Company Stock, and designating an address for notices to such transferee required or permitted hereunder.

Section 3.2 First Lien Shares Put Right.

(a) Right to Sell. At any time and from time to time after April 30, 2019 (each, a “Put Right Date”), subject to the other provisions of this Section 3.2, the First Lien Holders may, upon the election of the holders of a majority of the First Lien Shares, which election shall be binding on all First Lien Holders, elect to sell to the Company, and to obligate the Company to purchase, all or at least five percent (5%) of the First Lien Shares held by such First Lien Holders (on a pro rata basis in proportion to the number of First Lien Shares held by such First Lien Holders) at a price equal to the Fair Market Value thereof as of such Put Right Date (the “Put Purchase Price”).

(b) Procedures.

(i) If such First Lien Holders elect to sell all or any portion of the First Lien Shares pursuant to this Section 3.2, the First Lien Holders shall deliver to the Company as promptly as reasonably practicable after such election by the First Lien Holders a written notice (the “Put Notice”) specifying the number of First Lien Shares to be sold to the Company (the “Put First Lien Shares”).

(ii) Upon receipt of a Put Notice, the Company shall apply all of its assets to any such repurchase, and to no other corporate purpose, subject to the existence of a Delay Condition.

(iii) Subject to the existence of a Delay Condition, the closing of any sale of Put First Lien Shares pursuant to this Section 3.2 shall take place as soon as reasonably practicable following receipt by the Company of the Put Notice. The Company shall give each First Lien Holder at least ten (10) days’ written notice of the date of closing (the “Put Right Closing Date”).

(iv) If a Delay Condition exists, the Company shall notify the First Lien Holders in writing as soon as practicable of such Delay Condition (the “Delay Condition Notice”), and the Company may defer the closing and pay the Put Purchase Price at the earliest practicable date on which no Delay Condition exists; provided, that if the Put Right Closing Date has not occurred prior to the date that is one hundred eighty (180) days after the Put Notice (a “Put Default”) (which shall constitute a Board Take Over Event), then the Put Notice shall be deemed rescinded and the First Lien Holders shall have the right to cause a Company Sale in accordance with Section 3.3.

(c) Closing. On the Put Right Closing Date, the Company shall pay the Put Purchase Price for the Put First Lien Shares by certified or official bank check or by wire transfer of immediately available United States funds and the First Lien Holders shall deliver to the Company a certificate or certificates representing the Put First Lien Shares to be sold, accompanied by stock powers against receipt of the Put Purchase Price.

Section 3.3 Drag-along Rights.

(a) At any time after the occurrence of a Put Default or Redemption Default, the holders of at least a majority of the issued and outstanding First Lien Shares (the “Dragging Stockholders”) shall have the right to cause a Company Sale (a “Drag-along Sale”). The Dragging Stockholders shall have the right to require that each other Stockholder Party (each, a “Drag-along Stockholder”) participate in such Company Sale in the manner set forth in this Section 3.3. The Dragging Stockholders shall exercise the rights pursuant to this Section 3.3 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Stockholder of such election. Notwithstanding anything to the contrary in this Agreement, at any time after the occurrence of a Put Default or Redemption Default, each Drag-along Stockholder shall authorize the First Lien Holders to initiate a Company Sale process and direct and control all decisions in connection therewith (including the hiring or termination of any investment bank or professional adviser) and making all decisions regarding valuation and consideration).

(b) If the Drag-along Sale is structured as a Transfer of Company Stock, then, subject to Section 3.3(c), (i) the Dragging Stockholders shall be entitled to Transfer all Series A Preferred Stock then held by them and (ii) the Dragging Stockholder and each Drag-along Stockholder shall Transfer the number of shares equal to the product of (x) the aggregate number of shares of Common Stock the Third Party Purchaser proposes to buy and (y) a fraction (A) the numerator of which is equal to the number of shares of Common Stock then held by such Dragging Stockholders or Drag-along Stockholder, as the case may be, and (B) the denominator of which is equal to the number of shares then held by all of the Stockholder Parties.

(c) Subject to clause (x) below, each Stockholder Party, to the extent such Stockholder Party is receiving any consideration in a Drag-along Sale, shall receive the same form of consideration as each other Stockholder Party, and the aggregate consideration payable upon consummation of such Drag-along Sale to all Stockholder Parties in respect of their Company Stock shall be apportioned and distributed (subject to adjustment for Company expenses, purchase price adjustments, escrow amounts, purchase price holdbacks, indemnity obligations and other similar items) as between the different classes or series of capital stock in accordance with the following order of priority and amounts: (x) first, to the Series A Preferred Holders in the amount of the aggregate liquidation preference of the Series A Preferred Stock set forth in the Certificate of Incorporation that are Transferred in such Drag-along Sale (and, if more than one form of consideration is to be received, in such form as each Series A Preferred Holder may elect with respect to each Series A Preferred Share transferred hereunder in its sole discretion) and (y) second, to the remaining stockholders, the total consideration less the amount set forth in clause (x) above, to be distributed as set forth in the Certificate of Incorporation. Each Drag-along Stockholder (i) shall not be required to make affirmative representations or warranties except as to such Drag-along Stockholder’s due organization, if applicable, due power and authority, non-contravention and ownership of Company Stock, free and clear of all liens; (ii) shall be either (1) severally and not jointly liable for indemnification obligations resulting therefrom as among the indemnitors pro rata based on the consideration received by the Stockholder Parties or (2) if requested by the Third Party Purchaser, jointly and severally liable for indemnification obligations resulting therefrom as among the indemnitors, in which case the indemnitors hereby agree to enter into a contribution or similar agreement governing their respective contributions resulting from any such liability contemporaneously with the consummation of the Drag-along Sale; provided that no Drag-along Stockholder shall be obligated in connection with such Drag-Along Sale to agree to indemnify with respect to an amount in excess of the aggregate net cash proceeds which such Drag-along Stockholder has received in such Drag-Along Sale, or to make indemnity payments in excess of the aggregate net cash proceeds paid to such Drag-along Stockholder in connection with such Drag-Along Sale.

(d) The fees and expenses of the Dragging Stockholders incurred in connection with a Drag-along Sale and for the benefit of all Stockholder Parties (it being understood that costs incurred by or on behalf of a Dragging Stockholder for its sole benefit will not be considered to be for the benefit of all Stockholder Parties), to the extent not paid or reimbursed by the

Company or the Third Party Purchaser, shall be shared by all the Stockholder Parties on a pro rata basis, based on the aggregate consideration received by each Stockholder but shall not exceed the aggregate net cash proceeds received by such Stockholder; provided, that no Stockholder Party shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

(e) Each Stockholder Party shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including without limitation:

(i) voting all of the shares of company capital stock beneficially owned by such Stockholder Party in favor of such Drag-along Sale;

(ii) attending meetings in person or by proxy for the purpose of obtaining a quorum;

(iii) executing written consents in lieu of meetings and refraining from exercising appraisal rights with respect to any such Drag-along Sale;

(iv) agreeing to or approving or causing the Company to approve, as the case may be, all necessary amendments to the Organizational Documents of the Company or its Subsidiaries; provided, however, that such amendments are not inconsistent with or in conflict with Section 3.3(c);

(v) taking all necessary steps to cause each Director that is designated by such Stockholder Party (including as part of a Stockholder Group) serving on the Board to consent to and approve the Drag-long Sale, should the Drag-along Sale require the consent of the Board;

(vi) agreeing to make amendments to this Agreement and any other agreements that govern the Stockholder Parties’ investments in the Company and agreeing to or approving or causing the Company to approve, as the case may be, all actions necessary to restructure, recapitalize or reorganize the Company or the ownership therein, as may be necessary to effectuate the Drag-along Sale; provided, however, that such amendments are not inconsistent with or in conflict with Section 3.3(c);

(vii) cooperating in good faith in connection with the consummation of a Company Sale, including executing an agreement or any other kind of document containing customary representations, warranties, indemnities and agreements as required in connection with the Drag-along Sale (subject to the limitations on representations, warranties, liability and covenants set forth in Section 3.3(c)); and

(viii) taking any and all other reasonable and necessary actions within such Stockholder’s reasonable control to cause the approval and otherwise effect such Drag-along Sale.

ARTICLE IV

PRE-EMPTIVE RIGHTS

Section 4.1 Pre-emptive Right.

(a) Subject to the terms and conditions of this Section 4.1 and applicable securities laws, the Company hereby grants to (i) each Initial Stockholder Party, (ii) each Management Holder and (iii) each other Person who hereafter becomes a Stockholder Party that holds at least 10,000 shares of Common Stock, in each case that is at the time of the proposed issuance or sale covered by this Section 4.1 an “accredited investor” within the meaning of the Securities Act and Rule 501 promulgated thereunder (each, a “Pre-emptive Stockholder”), the right to purchase up to its pro rata portion of any new Company Stock (other than any Excluded Issuances) (the “New Securities”) that the Company may from time to time propose to issue or sell to any party.

(b) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to each Pre-emptive Stockholder within ten (10) Business Days following any approval of such issuance or sale in accordance with Applicable Law and this Agreement. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Common Stock, on a fully diluted basis, that such issuance would represent;

(ii) the proposed issuance date, which shall be at least thirty (30) days from the date of the Issuance Notice;

(iii) the number of New Securities that such Pre-emptive Stockholder is entitled to purchase pursuant to Section 4.1(c); and

(iv) the proposed purchase price per share.

(c) Each Pre-emptive Stockholder shall for a period of thirty-five (35) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, up to the amount of New Securities equal to the product of (x) the total number of New Securities to be issued by the Company on the issuance date and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned by such Pre-emptive Stockholder immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance (the “Pre-emptive Pro Rata Portion”) by delivering a written notice to the Company. Such Pre-emptive Stockholder’s election to purchase New Securities shall be binding and irrevocable.

(d) No later than five (5) Business Days following the expiration of the Exercise Period, the Company shall notify each Pre-emptive Stockholder in writing of the number of New Securities that each Pre-emptive Stockholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Stockholder exercising its right to purchase its Pre-emptive Pro Rata Portion of the New

Securities in full (an “Exercising Stockholder”) shall have a right of over-allotment such that if any other Pre-emptive Stockholder fails to exercise its right under this Section 4.1 to purchase its Pre-emptive Pro Rata Portion of the New Securities (each, a “Non-Exercising Stockholder”), such Exercising Stockholder may purchase all or any portion of such Non-Exercising Stockholder’s allotment (the “Over-allotment New Securities”) by giving written notice to the Company setting forth the number of Over-allotment New Securities that such Exercising Stockholder is willing to purchase within three (3) Business Days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”). Such Exercising Stockholder’s election to purchase Over-allotment New Securities shall be binding and irrevocable. If more than one Exercising Stockholder elects to exercise its right of over-allotment, each Exercising Stockholder shall have the right to purchase the number of Over-allotment New Securities it elected to purchase in its written notice; provided, that if the Over-allotment New Securities are over-subscribed, each Exercising Stockholder shall purchase its pro rata portion of the available Over-allotment New Securities based upon the relative Pre-emptive Pro Rata Portions of the Exercising Stockholders. No later than three (3) Business Days prior to the closing of the issuance of the New Securities pursuant to an Issuance Notice, the Company shall give a written notice (the “Over-allotment Allocation”) informing each Exercising Stockholder who has elected to purchase any of the Over-allotment New Securities of the exact number of Over-allotment New Securities that each such Exercising Stockholder is obligated to purchase hereunder.

(e) The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.1(c) and Section 4.1(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within sixty (60) days after the expiration of the Over-allotment Exercise Period (subject to the extension of such sixty (60)-day period for a reasonable time not to exceed an additional 60 days to the extent reasonably necessary to obtain any Government Approvals). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Stockholders in accordance with the procedures set forth in this Section 4.1.

(f) Upon the consummation of the issuance of any New Securities in accordance with this Section 4.1, the Company shall deliver to each Exercising Stockholder certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Stockholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Exercising Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or official bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

(g) Notwithstanding anything contained herein to the contrary, in lieu of complying with the provisions of Article IV, the Company may issue a Pre-emptive Pro Rata Portion of the New Securities to any one or more Pre-emptive Stockholders, provided that each other Pre-emptive Stockholder will have the right to purchase up to its Pre-emptive Pro Rata Portion of any New Securities following such issuance, upon the terms and subject to the conditions contained in this Article IV, mutatis mutandis.

ARTICLE V

OTHER AGREEMENTS

Section 5.1 Confidentiality.

(a) Each Stockholder Party shall and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects and any notes, summaries and other material derived therefrom (“Information”), and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company; provided, that nothing herein shall prevent any Stockholder Party from disclosing such Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder Party; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Stockholder Parties; (vi) to such Stockholder Party’s Representatives that in the reasonable judgment of such Stockholder Party need to know such Information; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Company Stock from such Stockholder as long as (A) at the time of such disclosure such potential transferee is a Permitted Transferee, (B) such potential transferee agrees to be bound by the provisions of this Section 5.1 as if a Stockholder Party and (C) such potential transferee agrees to either return or destroy all information provided to them, and any notes, summaries, analyses and other materials derived therefrom; provided, further, that in the case of clause (i), (ii) or (iii), such Stockholder Party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable, disclose only so much of such Information as in the opinion of its counsel it is compelled to disclose, and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

(b) The restrictions of Section 5.1(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder Party or any of its Representatives in violation of this Agreement; (ii) is or becomes available to a Stockholder Party or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Stockholder Party and any of its Representatives; (iii) is or has been independently developed or conceived by such Stockholder Party without use of the Company’s Information or (iv) becomes available to the receiving Stockholder Party or any of its Representatives on a non-confidential basis from a source other than the Company, any other Stockholder Party or any of their respective Representatives; provided, that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing Stockholder Party or any of its Representatives.

Section 5.2 No Inconsistent Agreements. The Company will not hereafter enter into any agreements with respect to its securities which are inconsistent with or violate in any material respects the provisions in this Agreement.

Section 5.3 Insurance. The Company shall obtain Directors and Officers liability insurance from financially sound and reputable insurers, in an amount and on terms and conditions satisfactory to the Board (including specifically the Cetus Directors), and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board (including specifically the Cetus Directors) determines that such insurance should be discontinued.

Section 5.4 Registration Rights. In the event that the Board authorizes the Company to pursue an Initial Public Offering, prior to the consummation of such Initial Public Offering, the Company shall enter into an agreement with the First Lien Holders and Second Lien Holders granting such First Lien Holders and Second Lien Holders customary demand, piggyback and Form S-3 (or any successor form) registration rights with respect to all shares of Company Stock then held by such First Lien Holders and Second Lien Holders. The Company shall not enter into any other agreement granting any other Person any registration rights without the prior written consent of the holders of a majority of the issued and outstanding First Lien Shares and a majority of the issued and outstanding Second Lien Shares.

ARTICLE VI

INFORMATION RIGHTS

Section 6.1 Financial Statements. In addition to, and without limiting any rights that a Stockholder Party may have with respect to inspection of the books and records of the Company under Applicable Laws, the Company shall furnish to each Stockholder Party, the following information:

(a) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2011), the audited balance sheet of the Company as at the end of each such Fiscal Year and the audited statements of income, cash flows and changes in stockholders’ equity for such year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board in accordance with Section 2.3, to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and stockholders’ equity for the periods covered thereby; provided, however, that for the Fiscal Year ending December 31, 2011, such financial statements will cover such period of time within calendar year 2011 as the Company’s auditors determine following consultation with the Series A Preferred Holders, and subject to the consent of holders of at least a majority of the issued and outstanding Series A Preferred Stock, which consent shall not be unreasonably withheld or delayed.

(b) As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, the unaudited balance sheet of the Company at the end of such quarter and the statements of income, cash flows and changes in stockholders’ equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied, and certified by the principal financial officer, chief executive officer or president of the Company.

(c) To the extent the Company is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports (without exhibits) actually prepared by the Company delivered at the same time as required by Applicable Law or to the holders of indebtedness.

Section 6.2 Inspection Rights.

(a) The Company shall, and shall cause its officers, Directors and employees to, (i) afford each Stockholder Party that owns any Series A Preferred Stock or at least five percent (5%) of the issued and outstanding shares of Common Stock and the Representatives of each such Stockholder Party, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford such Stockholder Party the opportunity to consult with its officers from time to time regarding the Company’s affairs, finances and accounts as each such Stockholder Party may reasonably request upon reasonable notice.

(b) The right set forth in Section 6.2(a) above shall not and is not intended to limit any rights which the Stockholder Parties may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under the laws of the jurisdiction in which the Company is incorporated.

Section 6.3 Correspondence with Lenders. In addition to, and without limiting any rights that a Stockholder Party may have with respect to inspection of the books and records of the Company under Applicable Laws and hereunder, the Company shall furnish promptly to each Series A Preferred Holder a copy of the financial and other information delivered to the Agent or any Lender under Section 10.1.2 of the ABL Facility, any Borrowing Base Certificate (as defined in the ABL Facility) delivered to the Agent under the ABL Facility, any notice of Default or Event of Default delivered to the Agent and/or the Lenders under Section 10.1.3(d) of the ABL Facility and any notice of Default or Event of Default delivered by the Agent and/or the Lenders under the ABL Facility or any document or agreement executed in connection with such a Default or Event of Default.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; COVENANT

Section 7.1 Representations and Warranties. Each Stockholder Party, severally and not jointly, represents and warrants to the Company and each other Stockholder Party that:

(a) With respect to each Stockholder Party that is an entity, such Stockholder Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Such Stockholder Party has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such Stockholder Party.

(b) With respect to each Stockholder Party that is an individual, such Stockholder Party has the necessary legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

(c) Such Stockholder Party has duly executed and delivered this Agreement.

(d) This Agreement constitutes the legal, valid and binding obligation of such Stockholder Party, enforceable against such Stockholder Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.

(e) The execution, delivery and performance by such Stockholder Party of this Agreement and the consummation of the transactions contemplated hereby do not: (i) in the case of each Stockholder Party that is an entity, conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder Party; (ii) conflict with or result in any violation or breach of any provision of any Applicable Law; or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder Party is a party.

(f) Except for this Agreement and the Exchange Agreement, such Stockholder Party has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Company Stock, including agreements or arrangements with respect to the acquisition or disposition of the Company Stock or any interest therein or the voting of the Company Stock (whether or not such agreements and arrangements are with the Company or any other Stockholder).

Section 7.2 No Inconsistent Agreements. The Stockholder Parties will not hereafter enter into any agreements with respect to its securities which are inconsistent with or violate in any material respects the provisions in this Agreement.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1 Termination. This Agreement shall terminate upon the earliest of:

(a) the consummation of an Initial Public Offering;

(b) the consummation of a merger or other business combination involving the Company whereby the Common Stock becomes a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange;

(c) the date on which none of the Initial Stockholder Parties holds any Company Stock;

(d) the dissolution, liquidation, or winding up of the Company;

(e) prior to the occurrence of any Board Take Over Event, upon the written consent of the holders of at least a majority of the issued and outstanding Series A Preferred Stock and the holders of at least eighty percent (80%) of the outstanding Common Stock; and

(f) from and after the occurrence of any Board Take Over Event, upon the written consent of the holders of at least a majority of the issued and outstanding Series A Preferred Stock and the holders of at least a majority of the issued and outstanding First Lien Shares.

Section 8.2 Effect of Termination.

(a) The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not effect:

(i) the existence of the Company;

(ii) the obligation of any Party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii) the rights which any Stockholder may have by operation of law as a stockholder of the Company; or

(iv) the rights contained herein which, but their terms are intended to survive termination of this Agreement.

(b) The following provisions shall survive the termination of this Agreement: this Section 8.2, and Section 5.1, Section 9.3, Section 9.11, and Section 9.12.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.2 Release of Liability. In the event any Stockholder Party shall Transfer all of the Company Stock held by such Stockholder Party in compliance with the provisions of this Agreement without retaining any interest therein, then such Stockholder Party shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (a) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after sending; or (c) if delivered by first class, registered or certified mail (return receipt requested), three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the addresses (or at such other address for a party as shall be specified by like notice) set forth on the signature page hereto of the party or parties to receive such notice.

Section 9.4 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(e) References to “dollars” and “$” mean dollars in lawful currency of the United States of America.

Section 9.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.6 Entire Agreement. This Agreement, each of the other agreements, certificates or documents contemplated by the Exchange Agreement, the schedules and exhibits hereto and thereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Stockholder Parties and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 9.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.8 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9 Amendment and Modification; Waiver. Subject to Section 8.1, neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the Company, the holders of at least a majority of the issued and outstanding Series A Preferred Stock and (i) prior to the occurrence of any Board Take Over Event, the holders of at least eighty percent (80%) of the issued and outstanding Common Stock; or (ii) from and after the occurrence of any Board Take Over Event the holders of at least a majority of the issued and outstanding First Lien Shares; provided, however, that no amendment or waiver of Sections 2.1, 2.3, 2.6, 3.1 or 5.1 hereof shall be effective except by the written consent of Cetus and the Majority Holders holding at least a majority of the shares of Common Stock held by the Majority Holders; provided, further, that no waiver, modification, amendment or termination which would materially and disproportionately adversely affect the rights of any Stockholder Party shall be effective as to such Stockholder Party if such Stockholder Party shall not have consented in writing thereto. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Each Stockholder Party irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each Holder irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each Stockholder Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Stockholder Party waives in all disputes any objection that it may have to the location of jurisdiction of the court designated to consider such dispute in accordance with the first sentence of this Section 9.10. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any action, proceeding or investigation in any court or before any Governmental Entity arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

Section 9.14 Recapitalizations, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the capital stock and any Share Equivalents and (ii) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for any Company Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise. In the event of any stock dividend, stock split, stock combination or other similar recapitalization with respect the Company Stock or any class or series thereof, the provisions of this Agreement which refer to an amount or number of shares of Company Stock shall be deemed appropriately adjusted.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative(s), as of the date first written above.

COMPANY:

Address:		CCIB HOLDCO, INC.

CCIB HOLDCO, INC.
495 South High Street
Suite 50		By	/s/ Michael T. Miller
Columbus, OH 43215-5689		Name:	Michael T. Miller
Attention:	Michael T. Miller	Title:	EVP - Finance
Telephone:	(614) 221-3224
Telecopy:	(614) 221-3214

INITIAL STOCKHOLDER PARTIES:

Address:		CETUS CAPITAL II, LLC

CETUS CAPITAL II, LLC
8 Sound Shore Drive, Suite 303
Greenwich, CT 06830		By	/s/ Robert E. Davis
Attention:	Robert Davis	Name:	Robert E. Davis
Telephone:	(203) 552-3586	Title:	Managing Director
Telecopy:	(203) 552-3550

Address:		IBP INVESTMENT HOLDINGS, LLC

IBP INVESTMENT HOLDINGS, LLC
495 South High Street
Suite 50		By	/s/ Michael T. Miller
Columbus, OH 43215-5689		Name:	Michael T. Miller
Attention:	Michael T. Miller	Title:	Member
Telephone:	(614) 221-3224
Telecopy:	(614) 221-3214

Address:		IBP MANAGEMENT HOLDINGS, LLC

IBP MANAGEMENT HOLDINGS, LLC
495 South High Street
Suite 50		By	/s/ Michael T. Miller
Columbus, OH 43215-5689		Name:	Michael T. Miller
Attention:	Michael T. Miller	Title:	EVP - Finance
Telephone:	(614) 221-3224
Telecopy:	(614) 221-3214

EXHIBIT A

JOINDER AGREEMENT

Reference is hereby made to the Stockholders Agreement, dated as              , 2011 (as amended from time to time, the “Stockholders Agreement”), by and among CCIB HOLDCO, Inc., a Delaware corporation (the “Company”), and each holder of capital stock of the Company signatory thereto and each other Person who after the date thereof acquires capital stock of the Company and becomes a party to or bound by the Stockholders Agreement. Pursuant to and in accordance with Section 3.1(d) of the Stockholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Stockholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as though an original party thereto and shall be deemed to be a Stockholder Party [and a(n) Majority Holder/First Lien Holder/Management Holder/Series A Preferred Holder]1 for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned hereto has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative(s), as of [DATE].

[STOCKHOLDER]

Address:

By:
Name:
Title:

[1]	Select appropriate group.

EXHIBIT B

Projected EBITDA

A. In the event Housing Completions for a particular Fiscal Year are less than 500,000, Projected EBITDA for such Fiscal Year shall equal $(7,000,000).

B. In the event Housing Completions for a particular Fiscal Year are equal to or greater than 500,000 and less than 600,000, Projected EBITDA for such Fiscal Year shall equal:

$(7,000,000) plus (y) multiplied by $4,400,000

where:

(x) = the actual number of Housing Completions for such Fiscal Year greater than 500,000; and

(y) = (x) divided by 99,999

C. In the event Housing Completions for a particular Fiscal Year are equal to or greater than 600,000 and less than 750,000, Projected EBITDA for such Fiscal Year shall equal:

$(2,600,000) plus (y) multiplied by $5,600,000

where:

(x) = the actual number of Housing Completions for such Fiscal Year greater than 600,000; and

(y) = (x) divided by 149,999

D. In the event Housing Completions for a particular Fiscal Year are equal to or greater than 750,000 and less than 1,000,000, Projected EBITDA for such Fiscal Year shall equal:

$3,000,000 plus (y) multiplied by $10,500,000

where:

(x) = the actual number of Housing Completions for such Fiscal Year greater than 750,000; and

(y) = (x) divided by 249,999

E. In the event Housing Completions for a particular Fiscal Year are equal to or greater than 1,000,000 and less than 1,150,000, Projected EBITDA for such Fiscal Year shall equal:

$13,500,000 plus (y) multiplied by $4,500,000

where:

(x) = the actual number of Housing Completions for such Fiscal Year greater than 1,000,000; and

(y) = (x) divided by 149,999

F. In the event Housing Completions for a particular Fiscal Year are equal to or greater than 1,150,000 and less than 1,300,000, Projected EBITDA for such Fiscal Year shall equal:

$18,000,000 plus (y) multiplied by $2,000,000

where:

(x) = the actual number of Housing Completions for such Fiscal Year greater than 1,150,000; and

(y) = (x) divided by 149,999

G. In the event Housing Completions for a particular Fiscal Year are equal to or greater than 1,300,000, Projected EBITDA for such Fiscal Year shall equal the lesser of (i) $22,500,000 and (ii):

$18,000,000 plus (y) multiplied by $2,000,000

where

(x) = the actual number of Housing Completions for such Fiscal Year greater than 1,150,000; and

(y) = (x) divided by 150,000

For example, if Housing Completions for a particular Fiscal Year are 1,225,000, Projected EBITDA for such Fiscal Year shall equal $19,000,006.66.

[$18,000,000 plus (75,000 divided by 149,999) multiplied by $2,000,000]

Schedule 1

Majority Holders

IBP Investment Holdings, LLC

Schedule 2

First Lien Holders

Cetus Capital II, LLC

Schedule 2.3

Bonus Payments to be made no later than March 15, 2012

Amount of Bonus Payment

$1,720,222.93

Schedule 3

Second Lien Holders

IBP Investment Holdings, LLC

IBP Management Holdings, LLC